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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-110669
033-093120

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 16, 2004)

3,000,000 Common Shares

AMLI Residential Properties Trust

Shares of Beneficial Interest

We are offering and selling 3,000,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "AML." The last reported sale price of our common shares on the New York Stock Exchange on March 15, 2004 was $28.52 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$27.80	$83,400,000
Underwriting discount	$0.35	$1,050,000
Proceeds to us (before expenses)	$27.45	$82,350,000

We have granted the underwriters a 30-day option to purchase up to an additional 450,000 common shares from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the common shares on or about March 19, 2004.

LEHMAN BROTHERS Sole Book-Running Manager	STIFEL, NICOLAUS & COMPANY INCORPORATED

March 16, 2004

Prospectus Supplement

Special Note Regarding Forward-Looking Statements	S-3
Prospectus Summary	S-4
AMLI Residential Properties Trust	S-4
Recent Developments	S-4
The Offering	S-5
Risk Factors	S-6
Use Of Proceeds	S-13
Price Range Of Common Shares And Dividend Policy	S-14
Underwriting	S-15
About This Prospectus	S-19
Legal Matters	S-19
Prospectus
About This Prospectus	1
Special Note Regarding Forward-Looking Statements	1
The Company	2
Use of Proceeds	2
Description of Common Shares	2
Description of Preferred Shares	7
Description of Warrants to Purchase Common Shares or Preferred Shares	12
Description of Provisions of Maryland Law and of Our Declaration of Trust and Bylaws	13
Federal Income Tax Considerations	16
Plan of Distribution	24
Legal Matters	25
Experts	26
Where You Can Find More Information	26

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained in this prospectus supplement or the prospectus in connection with the offering of these common shares. This prospectus supplement and the prospectus are not an offer to sell any security other than these common shares and they are not soliciting an offer to buy any security other than these common shares. This prospectus supplement and the prospectus are not an offer to sell these common shares to any person and they are not soliciting an offer from any person to buy these common shares in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus supplement and the prospectus is correct on any date after the date of this prospectus supplement and the prospectus, even though this prospectus supplement and the prospectus are delivered or these common shares are offered or sold on a later date. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Available Information" and "Incorporation by Reference" in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of the Federal securities laws made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements can be identified by our use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters. Although we believe expectations reflected in such forward-looking statements are based upon reasonable assumptions, the actual results may differ materially from that set forth in the forward-looking statements. Consequently, such forward-looking statements should be regarded solely as reflections of our current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risk or uncertainties listed above, and other factors that you may wish to consider, is contained elsewhere in our filings with the Securities and Exchange Commission.

        Some of the factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following:

  •
  future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors;

  •
  demand for apartments in our markets and the effect on occupancy and rental rates;

  •
  our ability to obtain financing or self-fund the development of additional apartment communities;

  •
  the uncertainties associated with our current real estate development, including actual costs exceeding our budgets, or development periods exceeding expectations;

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  conditions affecting ownership of residential real estate and general conditions of the multifamily residential real estate market;

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  the effects of change in accounting policies and other regulatory matters detailed in our filings with the Securities and Exchange Commission and uncertainties of litigation; and

  •
  our ability to continue to qualify as a real estate investment trust under the Internal Revenue Code.

        You should also consider carefully the statements set forth in the section entitled "Risk Factors" of this prospectus supplement, as well as any cautionary language in this prospectus supplement, the accompanying prospectus and in the documents we have incorporated by reference herein and therein, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

PROSPECTUS SUPPLEMENT SUMMARY

        The following is only a summary and may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents that we have incorporated by reference. You should pay special attention to the risk factors described in this prospectus supplement beginning on page S-6 to determine whether an investment in the common shares is appropriate for you. For purposes of this prospectus supplement and the accompanying prospectus, references to "AMLI," "we," "us" or "our" refer to AMLI Residential Properties Trust, a Maryland real estate investment trust, and its subsidiaries.

AMLI Residential Properties Trust

        We are a self-administered and self-managed real estate investment trust, or a REIT, engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in eight major metropolitan markets in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were founded in 1980.

        We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, which we refer to hereinafter as AMLI, L.P., through which we own our interests in our apartment communities. As of December 31, 2003, we owned approximately 94% of the outstanding partnership interests, or OP Units, in AMLI, L.P. OP Units are entitled to distributions equal to distributions received on common shares and, upon the redemption of OP Units, as the general partner of AMLI, L.P. we may exchange any redeemed OP Units for our common shares on a one-for-one basis. We conduct all our business through AMLI, L.P. and its subsidiaries and affiliates.

        Our executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and our telephone number is (312) 443-1477. In addition, we maintain regional offices in Atlanta, Dallas and Kansas City.

Recent Developments

        We have entered into a contract to sell AMLI at Spring Creek, a 1,180 unit property, located in Atlanta, Georgia to an unaffiliated third party. We currently expect the sale to close early in the second quarter of 2004. There is no assurance that the sale will occur or occur on the terms contained in the contract; however, assuming that the transaction closes as expected, we expect to recognize an aggregate one-time gain of approximately $40 million, approximately $35 million of which will be gain on sale of real estate and the remainder will be a gain on extinguishment of debt associated with the buyer's assumption of the long-term tax-exempt financing that currently encumbers the property.

        We have also entered into contracts to acquire two apartment communities, which are currently expected to close concurrently with, or near the date of, the sale of AMLI at Spring Creek. The aggregate purchase prices are approximately equal to the sales price of AMLI at Spring Creek.

The Offering

Common shares offered	3,000,000 shares
Common shares to be outstanding after this offering	24,834,725 shares
Over-allotment option	450,000 shares
Price per share	$27.80
Use of proceeds	We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $82.2 million.

We intend to use the net proceeds from this offering to pay down a portion of the outstanding balance on our revolving credit facility and for general corporate purposes as further described in this prospectus supplement under the caption "Use of Proceeds" on page S-13. This repayment will create availability under our revolving credit facility for borrowings to acquire and develop additional properties.
New York Stock Exchange symbol	AML
Risk Factors
For a description of the risks that you should consider in connection with an investment in the common shares, you should review the disclosure regarding such risks contained in this prospectus supplement beginning on page S-6.
Federal income tax considerations	For a description of the material Federal income tax considerations of an investment in the common shares, you should review the disclosure beginning on page 16 of the accompanying prospectus.

        The number of common shares to be outstanding after this offering is based upon 21,834,725 common shares outstanding as of March 12, 2004. This number excludes:

  •
  1,715,394 common shares reserved for issuance upon exchange of issued OP Units; and

  •
  1,546,130 common shares reserved for issuance on the exercise of options which we have granted and which are outstanding on March 12, 2004, 487,117 of which are currently exercisable.

        Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of up to 450,000 common shares that the underwriters have the option to purchase from us to cover over-allotments.

RISK FACTORS

        Before making an investment in our common shares, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

        We may not be able to maintain our shareholder distributions at their current level.

        We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

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  community occupancy;

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  the amount of future capital expenditures and expenses relating to our communities;

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  the level of leasing activity and future rental rates at our communities;

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  the strength of the real estate market in the areas in which we own communities;

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  competition in the markets in which we own communities; and

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  interest rates.

        While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so.

We would incur adverse tax consequences if we fail to qualify as a REIT.

        If we fail to qualify as a REIT we will incur substantial additional tax liabilities. We intend to operate so as to qualify as a REIT for Federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ended December 31, 1994 and that our actual and proposed method of operation that we have described to our counsel will enable us to continue to satisfy the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

        If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would be subject to Federal income tax, including any alternative minimum tax, on our taxable income at regular corporate tax rates. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of, and trading prices for, our shares. Unless entitled to relief under certain provisions of the Internal Revenue Code of 1986, as amended, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. Our board of trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

We may need to borrow funds to meet our REIT minimum distribution requirements.

        To qualify as a REIT, we are generally required to distribute at least 90% of our annual net taxable income, excluding any net capital gain, to our shareholders. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any of our undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.

        We derive our income primarily from our share of AMLI, L.P.'s income and the cash available for distribution to our shareholders comes primarily from cash distributions from AMLI, L.P. We may have to borrow funds to meet the distribution of taxable income test described above and thereby avoid being required to pay the non-deductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

        Recently enacted tax legislation generally reduces the maximum tax rate for dividends payable by corporations to individuals to 15% through 2008. Dividends payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the preferential rates applicable to other dividends. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

We can change our financing, investment, distribution and other business policies without your approval.

        Our board of trustees establishes our financing, investment, distribution and other business policies based on management's recommendations and our board of trustees' evaluation of business and general economic conditions and other relevant factors. Our board of trustees may change these policies without your consent.

Our business consists primarily of acquiring, developing and operating real estate and is therefore subject to real estate investment and operating risks.

        Real property investments are subject to varying degrees of risk. Several factors may adversely affect the economic performance and value of our communities. These factors include changes in the national, regional and local economic climate, local conditions such as an oversupply of properties or a reduction in demand for our communities, the attractiveness of our communities to residents, competition from other available property owners and changes in market rental rates. Our performance depends on our ability to collect rent from residents and to pay for adequate maintenance, insurance and other operating costs, including real estate taxes, which could increase over time. Also, the expenses of owning and operating a community are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the community.

        Resident defaults may reduce our income and cash flow. If a significant number of residents fail to meet their lease obligations, our revenue and cash flow will decrease and we may be unable to make expected distributions to our shareholders. Defaulting residents may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the residents' leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders.

The geographic concentration of our residential communities and fluctuations in local markets may adversely impact our financial conditions and results of operations.

        We derived significant amounts of rental revenue for the years ended December 31, 2002 and 2003 from communities concentrated in Atlanta, Georgia and Dallas, Texas. As a result of this geographic concentration, if a local community market performs poorly, the income from the communities in that market could decrease. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently impacts the income generated from the communities and their underlying values. Economic downturns in the local markets in which we own communities could have a negative impact on our financial condition and results from operations.

We may be adversely affected by increases in real estate operating costs.

        If our communities do not generate revenue sufficient to meet our operating expenses, including debt service and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

        Residential communities are subject to increases in operating expenses such as maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

We are subject to real estate financing risks.

        Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows and distributions to shareholders. As a result of, among other things, the annual income distribution requirements applicable to REITs under the Internal Revenue Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the community or communities subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

Rising interest rates will generally increase our borrowing costs.

        We have a bank credit facility that permits us to borrow up to $240 million for community acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders.

We may encounter significant delays in renewing leases or re-letting vacant apartment homes and resulting losses of income.

        When leases of apartment homes in our communities expire, the leases may not be renewed, the related apartment home may not be re-let promptly or the terms of renewal or re-letting, may be less favorable than the terms of the expiring leases. If we are unable to promptly renew the leases or re-let the units or if the rental rates upon renewal or re-letting are significantly lower than expected rates, then our results of operations and financial condition would be adversely affected. Consequently, our cash flow and ability to make distributions to shareholders would be reduced.

We may not be able to meet our targeted levels of leasing activity, acquisitions and development due to the highly competitive nature of the residential community markets.

        Numerous residential communities compete with our communities in attracting residents to lease apartment homes and additional communities can be expected to be built in the markets in which our communities are located. The number and quality of competitive communities in a particular area will have a material effect on our ability to lease apartment homes at our existing communities or at newly acquired communities and on the rents charged.

Our estimates of current and future business conditions may be inaccurate.

        In formulating our annual business plans, we make estimates of turnover re-letting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to re-let or renew the leases for all or a substantial portion of our apartment homes, if the rental rates upon the renewal or re-letting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

We may incur significant environmental remediation costs or liabilities.

        As an owner and operator of real properties, we are subject to various Federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow using the real property as collateral.

        Environmental laws and common law principles could be used to impose liability for release into the air of, and exposure to, hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

        Over the past few years, there have been an increasing number of lawsuits against owners and managers of properties other than us alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary damages or settlements. Insurance carriers have reacted to these liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.

        We cannot be assured that any prior owner of any of our communities did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our communities.

We may be adversely affected by changes in laws.

        Our communities are subject to various Federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our communities are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to our shareholders.

Insurance coverage is becoming more expensive and more difficult to obtain.

        The current insurance market is characterized by rising premium rates, increased deductibles, and more restrictive coverage language. Recent developments have resulted or are expected to result in significant increases in our insurance premiums and have made or are expected to make it more difficult to obtain certain types of insurance. Insurance policy coverage continues to narrow. Furthermore, we may not be able to purchase policies in the future with deductibles similar to those previously available to us. Continued deterioration in insurance marketplace conditions may have a negative impact on our operating results.

We could be adversely affected if hazard losses on our communities exceed the amount of our insurance coverage or are not covered by insurance.

        We carry commercial general liability insurance, standard "all-risk" property insurance, flood and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar communities. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that community, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the community.

We are subject to laws benefiting disabled persons, which may result in our incurring unanticipated expenses.

        Our apartment communities must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that the apartment communities are or contain public accommodations and/or commercial facilities as defined by the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of the facilities which are open to the public, such as the leasing office. Noncompliance could result in the imposition of fines or an award of damages to private litigants. We believe our apartment communities comply with the present requirements under the Americans with Disabilities Act and applicable state laws. However, we cannot assure you that we will not incur unanticipated expenses to comply with the ADA.

Equity real estate investments are relatively illiquid which could adversely affect our business.

        The relative illiquidity of our real estate investments may limit our ability to adjust our community portfolio to respond to market changes. In addition, the Internal Revenue Code limits a REIT's ability to sell certain types of communities held for fewer than four years, which may affect our ability to sell communities without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

New acquisitions or developments may fail to perform as expected and competition for acquisitions may result in increased prices for communities.

        We intend to continue to selectively acquire and develop new communities. Newly acquired or developed communities may fail to perform as expected. We may underestimate the costs necessary to bring an acquired community up to standards established for its intended market position or to develop a community. Additionally, we expect that other major real estate investors and significant capital will compete with us for attractive investment opportunities or may also develop communities in markets where we focus our development efforts. This competition may increase prices for communities. We may not be in a position or have the opportunity in the future to make suitable community acquisitions on favorable terms.

We may suffer losses from our development and construction activities.

        We intend to grow through the selective development and construction of communities, including build-to-suit communities and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include the following:

we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

the construction cost of a project may exceed original estimates;

occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable;

financing may not be available on favorable terms for development of a community;

the construction and lease up of a community may not be completed on schedule, resulting in increased debt service and construction costs; and

we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

        These risks may reduce the funds available for distribution to our shareholders. Further, the development of communities is also subject to the general risks associated with real estate investments.

Provisions of our Declaration of Trust and Bylaws, and our Shareholder Rights Plan, may discourage acquisition proposals and attempts to change our board of trustees.

        Our Declaration of Trust generally prohibits any person from owning more than 5% of our outstanding shares. To remain qualified as a real estate investment trust, or REIT, for Federal income tax purposes under the Federal Internal Revenue Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 5% in number or value of our issued and outstanding shares of beneficial interest. Our board of trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares that is above the then prevailing market price or that you may for other reasons consider to be in your best interest.

Staggered elections of trustees lengthen the time needed to elect a majority of our board of trustees which could discourage or prevent a change of control.

        Our board of trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our board of trustees and may thereby delay or prevent an acquisition of control of AMLI.

Our duties to our shareholders may conflict with our duties to the partners of AMLI, L.P.

        As the general partner of AMLI, L.P., we owe fiduciary duties to AMLI, L.P.'s limited partners. Discharging these fiduciary duties could conflict with our shareholders' interests. Pursuant to AMLI, L.P.'s limited partnership agreement, the limited partners have acknowledged that we are acting both on behalf of our shareholders and, in our capacity as general partner of AMLI, L.P., on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause AMLI, L.P. to take, or to decline to take, any actions.

Increases in market interest rates may adversely affect the market price of our common shares.

        One of the factors that influence the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.

Shares that become available for future sale may adversely affect the market price of our common shares.

        Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. Following this offering, we will have 24,834,725 outstanding common shares, not taking into account any exercise of the option by the underwriters to acquire up to an additional 450,000 common shares. In addition, we may acquire additional properties in exchange for units of limited partnership interest in AMLI, L.P. that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

We depend on our key personnel.

        Our success depends on our ability to attract and retain the services of executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.

USE OF PROCEEDS

        After deducting the underwriting discount and commissions, and other expenses payable by us associated with this offering, we estimate that the net proceeds to us from the sale of common shares in this offering, excluding any common shares subject to the over-allotment option, will be approximately $82.2 million. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us will be approximately $94.6 million.

        We expect to use the net proceeds of this offering to repay approximately $82 million outstanding under our $240 million revolving credit facility and for general corporate purposes. This repayment will create availability under our revolving credit facility for borrowings to acquire and develop additional properties. As of March 12, 2004, our revolving credit facility had an aggregate of $208 million outstanding. Our revolving credit facility bears interest at LIBOR plus 100 basis points (2.1% at March 12, 2004), and has a maturity date of May 19, 2006.

        Pending application of the net proceeds as set forth above, the net proceeds may be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, government and government agency securities, certificates of deposit, commercial paper, money market funds that invest in government securities and interest-bearing bank deposits.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

        Our common shares trade on the New York Stock Exchange under the symbol "AML." The following table sets forth, for each of the periods indicated, the quarterly high and low sales prices per common share as reported by the NYSE and the distributions declared during such period.

	High	Low	Distributions Paid (1)
2001
First Quarter	$25.19	$21.00	$0.47
Second Quarter	$24.60	$21.75	$0.47
Third Quarter	$24.90	$22.80	$0.48
Fourth Quarter	$25.79	$22.30	$0.48

2002			$1.90

First Quarter	$26.00	$23.40	$0.48
Second Quarter	$26.98	$24.07	$0.48
Third Quarter	$26.00	$19.40	$0.48
Fourth Quarter	$22.05	$18.84	$0.48

			$1.92

2003
First Quarter	$21.84	$19.82	$0.48
Second Quarter	$23.82	$20.98	$0.48
Third Quarter	$26.42	$23.33	$0.48
Fourth Quarter	$27.28	$25.85	$0.48

			$1.92

2004
First Quarter (through March 15, 2004)	$29.00	$25.50	$0.48

(1)
Distributions are paid in the same quarter in which they are declared. With respect to the first quarter of 2004, we declared a dividend of $0.48 on February 2, 2004, payable to shareholders of record as of February 13, 2004, and we paid this dividend on February 24, 2004.

        On March 15, 2004, the last reported sale price of our common shares on the NYSE was $28.52 per share. On March 1, 2003, we had 295 shareholders of record.

        We intend to continue to pay regular quarterly distributions to holders of our common shares. The quarterly distribution rate of $0.48, if annualized, would equal an annual distribution rate of $1.92 per common share. The aggregate quarterly distributions for the year ended December 31, 2003 represented approximately 91% of our funds from operations for that year. On February 2, 2004, our board of trustees declared its regular quarterly distribution of $0.48 per common share payable to shareholders of record as of February 13, 2004. Although we intend to maintain this current distribution rate, future distributions will be at the discretion of our board of trustees and will depend on our actual funds from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our board of trustees deems relevant.

UNDERWRITING

        Under the terms and conditions contained in an underwriting agreement dated March 16, 2004, each of the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, have severally agreed to purchase from us the following respective numbers of common shares.

Underwriters	Number of Shares
Lehman Brothers Inc.	2,750,000
Stifel, Nicolaus & Company, Incorporated	250,000

Total	3,000,000

Discounts and Concessions

        The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common shares in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

  •
  the representations and warranties made by us to the underwriters are true;

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  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

        We have been advised by the underwriters that they propose to offer the common shares initially at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers (who may include the underwriters) at such public offering price less a concession not to exceed $0.21 per share. The underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed $0.10 per share. After the initial public offering of the common shares, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the underwriters.

Over-Allotment Option

        We have granted the underwriters a 30-day option after the date of this prospectus supplement to purchase, in whole or in part, up to an aggregate of 450,000 additional common shares at the public offering price less the underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the offering. If the underwriters exercise this option, each of the underwriters will be committed (subject to certain conditions) to purchase a number of additional common shares proportionate to its initial commitment as indicated in the preceding table.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 450,000 additional common shares. The underwriting discount is equal to 1.26% of the initial price to the public.

	No Exercise	Full Exercise
Per share	$0.35	$0.35
Total	$1,050,000	$1,207,500

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions payable by us, will be approximately $100,000.

Lock-Up Agreements

        We have agreed that, without the prior written consent of Lehman Brothers Inc., on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares,

whether any transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters described in this prospectus supplement;

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  the issuance by us of common shares upon the exercise of options or warrants or the conversion of securities outstanding on the date hereof which are described in the prospectus or this prospectus supplement;

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  grants of employee or trustee options to purchase common shares, in each case pursuant to the terms of a benefit plan in effect on the date hereof; or

  •
  the issuance of OP Units in connection with the acquisition of property, directly or indirectly, by AMLI, L.P.

        Except as noted in the next sentence, our officers and trustees have agreed that, without, in each case, the prior written consent of Lehman Brothers Inc., on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares,

whether any transaction described above is to be settled by delivery of our common shares or other securities, in cash or otherwise. Our vice-chairman entered into an identical lock-up agreement except that his agreement provided for the foregoing restrictions through the period ending 45 days after the date of this prospectus supplement.

        The restrictions described in the above paragraph relating to our officers and trustees do not apply to:

  •
  the sale of shares to the underwriters described in this prospectus supplement;

  •
  acquisitions of our common shares or other securities in the open market after completion of the offering described in this prospectus supplement; or

  •
  the exercise of options issued under the AMLI Residential Properties Option Plan pursuant to the cashless exercise feature of that plan; provided, that common shares acquired pursuant to such exercise will be restricted as set forth in this paragraph.

        Our chairman and chief executive officer has indicated his intent to purchase approximately 25,000 common shares from the underwriters in the offering at the public offering price.

Indemnification

        We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

        The underwriters have from time to time provided investment or commercial banking services to us and our affiliates in the past and are likely to do so in the future. The underwriters receive customary fees and commissions for these services.

Electronic Distribution

        A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

ABOUT THIS PROSPECTUS

        This document is in two parts. The first part is the prospectus supplement, which describes the terms of the offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common shares. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

LEGAL MATTERS

        Mayer, Brown, Rowe & Maw LLP will issue an opinion for us on the validity of the common shares offered. The validity of the common shares under Maryland law will also be passed upon for us by Venable LLP. Skadden, Arps, Slate, Meagher & Flom LLP will pass on certain legal matters in connection with the common shares offered on behalf of the underwriters. Mayer, Brown, Rowe & Maw LLP and Skadden, Arps, Slate, Meagher & Flom LLP will rely on the opinion of Venable LLP as to certain matters of Maryland law.

PROSPECTUS

$300,000,000

AMLI RESIDENTIAL PROPERTIES TRUST

Common Shares

Preferred Shares

Warrants to Purchase Common or Preferred Shares

        We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $300,000,000 of securities. This prospectus provides you with a general description of the securities we may offer.

        We may offer and sell the following securities:

  •
  common shares (including preferred share purchase rights);

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  preferred shares, which may be convertible into our common shares; and

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  warrants to purchase common shares or preferred shares.

        Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement before you invest.

        The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.

        Our common shares are listed on the New York Stock Exchange under the symbol "AML."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 16, 2004

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell from time to time up to $300,000,000 of our common shares, preferred shares and warrants to purchase our common shares and preferred shares, in any combination. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described herein, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," before purchasing any securities.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "AMLI," "we," "us," "our" and similar references mean AMLI Residential Properties Trust and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by the use of words such as "may," "will," "should," "plan," "expect," "anticipate," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other words of similar import. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference herein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Although we believe that the expectations reflected in these forward- looking statements are based upon reasonable assumptions, we cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements. These differences may be due to a number of factors, including:

  •
  local real estate conditions;

  •
  construction delays due to the unavailability of construction materials;

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  weather conditions or other delays beyond our control; and

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  general economic conditions.

        You should also consider carefully the statements set forth in the section entitled "Risk Factors" in our 2003 Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as well as any cautionary language in this prospectus, any prospectus supplement and in the documents we have incorporated by reference herein which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All forward-looking statements should be regarded solely as reflections of our current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

        We are a self-administered and self-managed real estate investment trust, or a REIT, engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in eight major metropolitan markets in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were founded in 1980.

        We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, which we refer to hereinafter as AMLI, L.P., through which we own our interests in our apartment communities. As of December 31, 2003, we owned approximately 94% of the outstanding partnership interests, or OP Units, in AMLI, L.P. OP Units are convertible into our common shares on a one-for-one basis and are entitled to distributions equal to distributions received on common shares. We conduct all our business through AMLI, L.P. and its subsidiaries and affiliates.

        Our executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and our telephone number is (312) 443-1477. In addition, we maintain regional offices in Atlanta, Dallas, Indianapolis and Kansas City.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities to:

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  acquire and develop residential communities as suitable opportunities arise;

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  invest in future co-investment ventures;

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  make improvements to our residential communities;

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  repay any outstanding indebtedness at the time it is due; and

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  general business purposes.

        Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

DESCRIPTION OF COMMON SHARES

General

        Our declaration of trust authorizes us to issue up to 150,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and any other types or classes of shares of beneficial interest as our board of trustees may create and authorize from time to time. Our board of trustees may classify or reclassify any of our unissued shares into other classes or series of shares without shareholder consent. At March 12, 2004, approximately 21,834,725 common shares of beneficial interest were issued and outstanding and held of record by approximately 295 shareholders. At March 12, 2004, 3,125,000 Series B cumulative convertible redeemable preferred shares, and 800,000 Series D cumulative convertible redeemable preferred shares were issued and outstanding.

        The following description of certain general terms and provisions of the common shares is not complete and you should refer to our declaration of trust and bylaws for more information.

        The outstanding common shares are fully paid and, except as described below under "—Shareholder Liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.

        Holders of common shares are entitled to those distributions that our board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. If there is a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share equally in our assets remaining after we pay, or set aside assets to pay, all liabilities to our creditors and subject to the rights of the holders of our preferred shares.

Purchase Rights

        On November 2, 1998, our board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on November 13, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share issued. Each preferred share purchase rightentitles the holder under certain circumstances to purchase from us one one-thousandth of a share of a series of participating preferred shares, par value $0.01 per share, at a price of $70.00 per one one-thousandth of a participating preferred share. We will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if:

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  a person or group of persons acquires 15% or more of the outstanding common shares, or files a document with a governmental agency indicating an intention to acquire 15% or more of the outstanding common shares, or

  •
  a person or group of persons announces a tender offer or exchange offer for 15% or more of the outstanding common shares.

        Under specified circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right's then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. If any person or group acquires us in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights will expire on November 2, 2008 and we may redeem them in whole, but not in part, at a price of $0.01 per preferred share purchase right payable in cash, our shares or any other form of consideration determined by our board of trustees.

        The preferred share purchase rights have certain anti-takeove effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of trustees. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board of trustees because the preferred share purchase rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired 15% or more of our outstanding common shares.

Transfer Agent

        The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A. The common shares are listed on the New York Stock Exchange under the symbol "AML."

Restrictions on Size of Holdings of Shares

        For us to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of our shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. "Individuals" are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. Our shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.

        Our declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5% in number of shares or value of our outstanding shares. Our board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees and on any other conditions as our board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 15 days prior to any transfer which, if consummated, would result in the proposed transferee owning our shares in excess of the ownership limit. Our board of trustees may require any opinions of counsel, affidavits, undertakings or agreements that it believes are necessary or advisable in order to determine or ensure our status as a REIT. Any transfer of our shares that would:

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  create a direct or indirect ownership of shares in excess of the ownership limit;

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  result in our shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

  •
  result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, will not have any effect, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if our board of trustees determines, and our shareholders approve that determination, that it is no longer in the best interests of us to attempt to qualify, or to continue to qualify, as a REIT.

        Our declaration of trust excludes from these ownership restrictions some of the investors and their transferees who received our shares, or units in AMLI, L.P., in exchange for apartment communities in connection with our formation. Our board of trustees by resolution has excluded from the ownership restrictions UICI, a Delaware corporation, and Gregory T. Mutz to the extent that:

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  UICI individually beneficially owns 29.9% or less of our outstanding shares,

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  Mr. Mutz individually beneficially owns 24.9% or less of our outstanding shares, and

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  UICI and Mr. Mutz collectively beneficially own 34.9% or less of our outstanding shares as a group.

        If there is any purported transfer of our shares which would result in a person owning our shares in excess of the ownership limit, except as permitted above, or would cause us to become "closely held" under Section 856(h) of the Internal Revenue Code, those shares will constitute "excess shares." These excess shares will be transferred pursuant to our declaration of trust to us as the trustee of a trust for the benefit of the person or persons to whom the excess shares are ultimately transferred, until the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While held in trust, the excess shares will not be entitled to vote or to share in any dividends or other distributions. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of the purported transferee to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

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  the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; or

  •
  the price received from the sale or other disposition of the excess shares.

        Any amount received by the purported transferee in excess of that price will be paid to us. In addition, we will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

  •
  the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of purchase by us; or

  •
  the fair market value of the excess shares on the date we elect to purchase them.

        Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by our board of trustees.

        From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to our discovery that those excess shares have been transferred in violation of the provisions of our declaration of trust, the purported transferee must repay those distributions to us upon demand.

        If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then we may treat the purported transferee of any excess shares to have acted as our agent in acquiring those excess shares and to hold those excess shares on our behalf.

        All certificates evidencing shares will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or any other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of our outstanding shares must give a written notice containing certain information to us by January 31 of each year. In addition, each shareholder is upon demand required to disclose to us in writing information with respect to its direct, indirect and constructive ownership of our shares as our board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The restrictions on share ownership in our declaration of trust are designed to protect our REIT status. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which the holders might believe to be otherwise in their best interest.

Indemnification of Trustees and Officers

        As permitted by Maryland law, our declaration of trust provides that our trustees or officers will not be liable for money damages to us or our shareholders for any act or omission in the performance of his or her duties, except to the extent that

  •
  the person actually received an improper benefit, or

  •
  the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

        Our officers and trustees are and will be indemnified under our declaration of trust and bylaws and the partnership agreement of AMLI, L.P. against certain liabilities. Our declaration of trust and bylaws require us to indemnify our trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit; or

  •
  in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

        However, we may not indemnify for an adverse judgment in a suit by or in our right, or for a judgment that a personal benefit was improperly received, except that we may indemnify for expenses if so ordered by a court of competent jurisdiction. As permitted by Maryland law, our declaration of trust and bylaws allow us to advance reasonable expenses to a trustee or officer upon our receipt of

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us, and

  •
  a written undertaking by him or her to repay the amount paid or reimbursed by us if it is ultimately determined that the trustee or officer did not meet the standard of conduct.

Additionally, we have entered into indemnification agreements with our officers and trustees providing substantially the same scope of coverage afforded by the provisions in our declaration of trust.

        The partnership agreement of AMLI, L.P. also provides for indemnification of us and our officers and trustees to the same extent indemnification is provided to our officers and trustees in our declaration of trust. In addition, the partnership agreement of AMLI, L.P. limits our liability to AMLI, L.P. and its partners to the same extent the liability of our officers and trustees to us and our shareholders is limited under our declaration of trust.

Shareholder Liability

        Both the Maryland statutory law governing REITs and our declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ours or our board of trustees. Our declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder. We shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the claim or liability did not arise from the shareholder's bad faith, willful misconduct or gross negligence, and the shareholder gives us prompt notice of the claim or liability and permits us to conduct the defense of the claim or liability.

        In addition, our policy is to include a clause in our contracts, including the partnership agreement of AMLI, L.P., providing that shareholders assume no personal liability for obligations entered into on behalf of us. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

DESCRIPTION OF PREFERRED SHARES

General

        Subject to limitations prescribed by Maryland law and the declaration of trust, our board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and any other subjects or matters as may be fixed by resolution of our board of trustees or one of its duly authorized committees. At March 12, 3,125,000 Series B cumulative convertible redeemable preferred shares were issued and outstanding and held of record by one shareholder, and 800,000 Series D cumulative convertible redeemable preferred shares were issued and outstanding and held of record by one shareholder.

        Reference is made to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of the series, including:

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  the title and stated value of the series of preferred shares;

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  the number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

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  the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

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  the date from which dividends on preferred shares of the series shall cumulate, if applicable;

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  the procedures for any auction and remarketing, if any, for preferred shares of the series;

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  the provision for a sinking fund, if any, for preferred shares of the series;

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  the provision for redemption, if applicable, of preferred shares of the series;

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  any listing of the series of preferred shares on any securities exchange;

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  the terms and conditions, if applicable, upon which preferred shares of the series will be convertible into preferred shares of another series or common shares, including the conversion price, or manner of calculating the conversion price;

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  whether interests in preferred shares of the series will be represented by global securities;

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  any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

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  a discussion of federal income tax considerations applicable to preferred shares of the series;

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  the relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

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  any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

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  senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

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  on a parity with all equity securities issued by us the terms of which specifically provide that the equity securities rank on a parity with preferred shares of the series; and

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  junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to preferred shares of the series.

Dividends

        Holders of preferred shares of each series shall be entitled to receive cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. When and if declared by our board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of trustees.

        Dividends on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment date.

        If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends for the then current dividend period and cumulative dividends, if applicable, for any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for the payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and cumulative dividends, if applicable, for any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or on a parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.

        Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

Redemption

        If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred share that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

        If full dividends on all preferred shares of any series, including cumulative dividends, if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends, if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.

        If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by the holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

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  the redemption date;

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  the number of shares and series of the preferred shares to be redeemed;

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  the redemption price;

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  the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

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  that dividends on the preferred shares to be redeemed will cease to accrue on the redemption date; and

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  the date upon which the holder's conversion rights, if any, as to the preferred shares shall terminate.

        If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder of the series shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets.

        In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions shall have been made in full to all holders of preferred shares of the series and all shares of other classes or series ranking on a parity with the preferred shares of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

        Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.

        If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting our board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking on a parity with the shares, will have the right to elect two additional trustees to serve on our board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking on a parity with the shares and at each subsequent annual meeting of shareholders until all of the dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking on a parity with the shares have been paid or declared and set aside for payment. These voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of these voting rights.

        The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to:

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  amend our declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking on a parity with those shares;

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  enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

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  authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

        However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect, in each case, to the payment of dividends or amounts upon liquidation, dissolution and winding up, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.

        Except as described above, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion Rights

        The terms and conditions, if any, upon which preferred shares of any series are convertible into preferred shares of another series or common shares will be set forth in the applicable prospectus supplement relating to the series. These terms will include:

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  the number of preferred shares of another series or common shares into which the preferred shares of the series are convertible;

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  the conversion price, or manner of calculation of the conversion price;

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  the conversion period;

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  provisions as to whether conversion will be at the option o the holders of the preferred shares of the series or us;

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  the events requiring an adjustment of the conversion price; and

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  provisions affecting conversion in the event of the redemption of the preferred shares of the series.

Restrictions on Ownership

        As discussed above under "Description of Common Shares—Restrictions on Size of Holdings of Shares," for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares similar to those described under "Description of Common Shares—Restrictions on Size of Holdings of Shares." The applicable prospectus supplement will specify any additional ownership limitations relating to a series of preferred shares.

        All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.

Registrar and Transfer Agent

        The registrar and transfer agent for the preferred shares will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES

        We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any other securities described in this prospectus that are offered pursuant to any prospectus supplement and the warrants may be attached to or may be transferable separately from the other securities being offered. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with respect to any provisions of the warrants.

        The prospectus supplement relating to any warrants we offer will describe the specific terms of the warrants, including, where applicable:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, terms and number of common shares or preferred shares purchasable upon exercise of the warrants;

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  the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each security;

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  the date, if any, on and after which the warrants and the related common shares or preferred shares will be separately transferable, including any limitations on ownership and transfer of the warrants as may be appropriate to preserve our status as a REIT;

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  the price at which each common share or preferred share purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of federal income tax considerations relevant to the warrants; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

        The following description of some general provisions of Maryland law and of our declaration of trust and bylaws is not complete and you should refer to Maryland law, our declaration of trust and our bylaws for more information.

Board of Trustees

        Our declaration of trust provides that our board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by our board of trustees. Our declaration of trust further provides that a majority of our trustees must be "disinterested trustees." Disinterested trustees are persons who are not affiliated with AMLI Realty Co., which has been succeeded by UICI, and its affiliates and successors. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualified. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years.

        A majority of the trustees then in office, even if less than a quorum, may fill vacancies on our board of trustees, except that a vacancy resulting from an increase in the number of trustees will be filled by a majority of the entire board of trustees. In the event that a majority of our board of trustees are not disinterested trustees upon a vacancy, the remaining disinterested trustees, or, if there are no disinterested trustees, the remaining members of our board of trustees, must promptly appoint that number of disinterested trustees necessary to cause the board to include a majority of disinterested trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

        The classified board provision may have the effect of making it more difficult for a third party to acquire control of us without the consent of our board of trustees, even if a change in control would be beneficial to us and our shareholders.

Business Combinations

        Under Maryland law, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT's common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the REIT's outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT's then outstanding shares. A person is not an interested shareholder if the board of trustees approved in advance the transaction by which the shareholder otherwise would have become an interested shareholder. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.

        Our declaration of trust exempts any business combination with Gregory T. Mutz, Baldwin & Lyons, Inc., an Indiana corporation, AMLI Realty Co., which has been succeeded by UICI, and their affiliates and successors from these provisions of Maryland law.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders other than the acquirer or officers or trustees who are employees of the REIT. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise voting power, would entitle the acquirer to exercise at least one-tenth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to specified exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders' meeting.

        If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquirer becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer for the control shares.

        The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT. Our declaration of trust exempts Gregory T. Mutz, Baldwin & Lyons, AMLI Realty Co., which has been succeeded by UICI, and their affiliates and successors from these provisions of Maryland law. In February 2003, our bylaws were amended to exclude us from the application of the control share acquisition provisions of Maryland law.

Amendments to Our Declaration of Trust; Merger

        Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, our declaration of trust permits our board of trustees, by a two-thirds vote, to amend our declaration of trust to enable us to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to our declaration of trust.

        Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities if the merger or consolidation is approved by our board of trustees and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Our Termination

        We have a perpetual term and intend to continue our operations for an indefinite time period. However, our declaration of trust permits our termination after the holders of a majority of our outstanding shares approve the termination.

Advance Notice of Trustee Nominations and New Business

        For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, our bylaws require the shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth:

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  as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of trustees pursuant to Regulation 14A of the Securities Exchange Act of 1934;

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  as to any other business that the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

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  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on our share records and of that beneficial owner and the number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.

        For a shareholder to bring nominations for trustees at a special meeting called for the purpose of electing one or more trustees, our bylaws require the shareholder to deliver a notice to our secretary not less than 60 days nor more than 90 days before the date of the special meeting, or not less than 10 days following announcement of the date of the special meeting and of the nominees proposed by the board of trustees to be elected at the special meeting. No business other than that which is stated in the notice of a special meeting may be considered at the special meeting.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the federal income tax consequences to us and our shareholders of our treatment as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

        Based upon certain of our representations, in the opinion of Mayer, Brown, Rowe & Maw LLP, our counsel, beginning with our taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual and proposed method of operation described in this prospectus and as represented by management has enabled and will continue to enable us to satisfy the requirements for qualification and taxation as a REIT. This opinion is conditioned upon representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy these tests on a continuing basis.

        In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities like us that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation", at both the corporate and shareholder levels, that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in specified circumstances even if it qualifies as a REIT.

        If we fail to qualify as a REIT in any year, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

        Our board of trustees believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, distribution and shareholder diversification tests described below, which in turn will be dependent in part on our operating results.

        The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this section, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

Taxation of the Company

        General.    In any year in which we qualify as a REIT, we will not, in general, be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain that is not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on the gain by us.

        Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if we have net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our "taxable REIT subsidiaries" that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of a taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat the corporation as a taxable REIT subsidiary with respect to the REIT. See "Other Tax Considerations—Investments in Taxable REIT Subsidiaries." In addition, if we should fail to distribute during each calendar year at least the sum of:

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  85% of our REIT ordinary income for the year;

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  95% of our REIT capital gain net income for the year, other than capital gains we elect to retain and pay tax on as described below; and

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  any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.

        A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with our annual report for the taxable year the amount of undistributed net long-term capital gains it received during the taxable year, which our shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder's share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax we paid. We may also be subject to the corporate "alternate minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

        In order to qualify as a REIT, we must meet, among others, the following requirements:

        Share Ownership Test.    Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares (taking into account options to acquire shares) may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actual interest in such trust rather than by such trust. If we comply with the Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

        In order to ensure compliance with the share ownership tests, our declaration of trust places restrictions on the transfer of our shares to prevent additional concentration of ownership. For more information, see "Description of Common Shares—Restrictions on Transfer" in the prospectus. We intend to enforce the 5% limitation on ownership of our shares to assure that our qualification as a REIT will not be compromised. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding shares of beneficial interest. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of the shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with the demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership, limited liability company or trust's assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to own 100% of the corporation's assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "10% vote and value test"). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "20% and 5% asset tests"). We currently have two taxable REIT Subsidiaries (AMLI Management Company and AMLI Institutional Advisors, Inc.). We believe that the 10% vote and value test and the 20% and 5% asset tests on the date hereof should be satisfied. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations with respect to the value of our shares and assets and our conclusion that we satisfy each of the 10% vote and value test and the 20% and 5% asset tests.

        Gross Income Tests.    There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our pro rata share of the income and loss of the partnership or disregarded entity, and the gross income of the partnership or disregarded entity will retain the same character in our hands as it has in the hands of the partnership. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, the corporation is treated as a disregarded entity and the same rule applies.

        1.    The 75% Test.    At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

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  rents from real property, except as modified below;

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  interest on obligations collateralized by mortgages on, or interests in, real property;

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  gains from the sale or other disposition of "non-dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

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  dividends or other distributions on shares in other REITs, as well as gain from the sale of REIT shares;

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  abatements and refunds of real property taxes;

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  income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by the property;

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  commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

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  certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares during the one-year period following the receipt of the capital.

Rents received by AMLI, L.P. from a tenant will not qualify as rents from real property in satisfying the 75% gross income test described above, or the 95% gross income test described below, if we, or a 10% owner of us, directly or constructively owns 10% or more of the tenant, unless the tenant is one of our taxable REIT subsidiaries and certain other requirements are met. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, we generally must not operate or manage the property or furnish or render services to residents, other than through a taxable REIT subsidiary or an "independent contractor" from whom we derive no income, except that we may provide services that are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.

        2.    The 95% Test.    In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

        We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in the communities and the co-investment communities through AMLI, L.P. will, in major part, give rise to qualifying income in the form of rents from real property, and that gains on the sales of the communities and the co-investment communities, or our interest in AMLI, L.P., generally will also constitute qualifying income.

        AMLI Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by us or AMLI, L.P. and receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services. AMLI Institutional Advisors receives and anticipates continuing to receive fee income for providing investment advisory services. Substantially all the income derived by us from these service companies will be in the form of dividends and interest on the securities of each of the service companies owned by AMLI, L.P. The dividends and interest income will satisfy the 95% gross income test, but not the 75% gross income test, as discussed above.

        For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless the property is held by us for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "—Taxation of the Company—General."

        Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for that year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

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  our failure to comply was due to reasonable cause and not to willful neglect;

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  we report the nature and amount of each item of income included in the income tests on a schedule attached to our tax return; and

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  any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year multiplied by a fraction intended to reflect our profitability.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to

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  90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus

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  90% of our net income after tax, if any, from foreclosure property, minus

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  the sum of some items of excess non-cash income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after that declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, we intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at that time.

        Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after the declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.

        If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of Our Shareholders

        Taxation of Taxable Domestic Shareholders.    As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003. See "Other Tax Considerations—New Tax Law" discussion below. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of the distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in those months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.

        In general, any loss upon a sale or exchange of our shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us that were required to be treated by the shareholder as long-term capital gains.

        Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% (until 2009 and then 20% to the extent there is no future Congressional action—see "Other Tax Considerations—New Tax Law" discussion below). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

        Shareholders should consult their own tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

        Backup Withholding.    We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of applicable tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Other Tax Considerations

  Investments in Taxable REIT Subsidiaries

        Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of any taxable REIT subsidiary.

        Under the taxable REIT subsidiary provisions, any entity in which we own an interest that is treated as a corporation for tax purposes is allowed with us to jointly elect to be treated as a "taxable REIT subsidiary." In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as our subsidiary.

        Both AMLI Management Company and AMLI Institutional Advisors are treated as taxable REIT subsidiaries. Both entities will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the companies will attempt to minimize the amount of the taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful.

        AMLI Management Company's 2001 taxable year is currently being audited by the Internal Revenue Service. AMLI does not believe that the audit will lead to any material additional income tax liability or to the disqualification of AMLI Management Company as a taxable REIT subsidiary.

  New Tax Law

        Pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, the maximum individual tax rate for long-term capital gains was reduced from generally 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because REITs are not generally subject to federal income tax on the portion of their REIT taxable income or capital gains distributed to their stockholders, REIT dividends would generally not be eligible for the new 15% tax rate on dividends. As a result, ordinary REIT dividends would continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends would generally apply to:

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  long-term capital gains, if any, recognized on the disposition of REIT shares;

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  distributions from the REIT designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions would continue to be subject to a 25% tax rate);

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  dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries; and

        Without future congressional action, the maximum tax rate on long-term capital gains would return to 20% in 2009, and the maximum rate on dividends would become 35% in 2009 and 39.6% in 2011.

        Possible Legislative or Other Actions Affecting Tax Consequences.    Prospective shareholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us, possibly on a retroactive basis.

        State and Local Taxes.    We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common shares.

        You are advised to consult this prospectus, as well as your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the securities described in this prospectus, including the federal, state, local, foreign, and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

  Taxation of Foreign Shareholders

        Distributions of cash generated by our real estate operations, but not by the sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with us or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of our current and accumulated earnings and profits.

        Distributions of proceeds attributable to the sale or exchange by of our U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA. Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

        We will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with the person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.

        The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, our foreign investors are particularly urged to consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.

PLAN OF DISTRIBUTION

        We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell those unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts.

        Our common shares are principally traded on the New York Stock Exchange. Other than the common shares and unless otherwise disclosed in a prospectus supplement, we do not propose to list the offered securities on a securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance as to the liquidity of or the trading markets for any of the offered securities.

        Some of the underwriters and their affiliates may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        The validity of securities offered pursuant to this prospectus will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. Mayer, Brown, Rowe & Maw LLP has in the past represented and is currently representing us and some of our affiliates. The validity of the common shares, preferred shares and warrants under Maryland law will also be passed upon for us by Venable LLP. Mayer, Brown, Rowe & Maw LLP will rely upon the opinion of Venable LLP, as to matters of Maryland law. The description of federal income tax consequences contained in this prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Mayer, Brown, Rowe & Maw LLP. The opinions of Mayer, Brown, Rowe & Maw LLP and Venable LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinions of Mayer, Brown, Rowe & Maw LLP and Venable LLP with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The consolidated financial statements and schedule of AMLI as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

        You may also read any document we file with the Securities and Exchange Commission at the offices of the New York Stock Exchange. Our outstanding common shares are listed on the New York Stock Exchange under the symbol "AML," and our reports, proxy material and other information we file with the New York Stock Exchange may be inspected at its offices at 20 Broad Street, New York, New York 10005.

        We filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our securities. Statements in this prospectus about any other document are not necessarily complete and you should refer to the copy of that document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission (SEC File Number 1-12784) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

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  Our annual report on Form 10-K for the year ended December 31, 2003;

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  The description of our common shares contained in our registration statement on Form 8-A (filed February 1, 1994); and

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  The description of our preferred share purchase rights contained in our registration statement on Form 8-A (filed November 12, 1998).

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Secretary

AMLI Residential Properties Trust
125 South Wacker Drive
Chicago, IL 60606
(312) 443-1477

3,000,000 Common Shares

AMLI Residential Properties Trust

Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

March 16, 2004

LEHMAN BROTHERS

Sole Book-Running Manager

STIFEL, NICOLAUS & COMPANY
 INCORPORATED

QuickLinks

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
AMLI Residential Properties Trust
Recent Developments
The Offering
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY
UNDERWRITING
ABOUT THIS PROSPECTUS
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ABOUT THIS PROSPECTUS
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